Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2013 Financial Results

Highlights:

•	Q4 revenue of $223.3M, up 19% from year-ago quarter, and 6% sequentially

•	Q4 EPS of $1.58 per diluted share, up 32% from year-ago quarter, and 11% sequentially

•	Full year revenue increase of 14% to $824.8M

•	Full year EPS of $5.24 per diluted share

•	2013 year-ending cash & short term investments of $668.9M

•	Global Headcount of 23,652 on December 31, 2013, up 10% versus prior year

TROY, Mich. – February 13, 2014 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) company today announced financial results for the fourth quarter and full year, ended December 31, 2013.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased 19 percent to $223.3 million, compared to $187.8 million in the prior-year period, and increased six percent sequentially from $209.9 million in the third quarter of 2013. During the fourth quarter, Applications Outsourcing accounted for 78 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing six percent and TeamSourcing at one percent.

The Company’s gross margin was 47.1 percent in the fourth quarter, compared to 45.2 percent in the prior-year period and 46.6 percent in the third quarter of 2013. Selling, General and Administrative (SG&A) expenses were 13.3 percent of revenue in the fourth quarter, compared to 15 percent in the prior-year period and 10.7 percent in the previous quarter.

The fourth quarter income from operations was 33.7 percent of revenue as compared to 30.2 percent in the prior-year period and 35.9 percent in the third quarter. The sequential decline in operating margin primarily reflects the impact of currency-related balance sheet translations, and higher employee headcount and compensation expense.

Net income for the fourth quarter was $66.3 million or $1.58 per diluted share, compared to $49.9 million or $1.19 per diluted share in the prior-year period and net income of $59.4 million or $1.42 per diluted share in the third quarter of 2013.

Full Year 2013 Financial Highlights

Revenue for 2013 increased 14 percent to $824.8 million, from $723.9 million in 2012. The Company’s 2013 operating margin was 32.4 percent, compared to 29.3 percent in 2012. Net income for the year was $219.7 million compared to $185.5 million in 2012. EPS for 2013 increased 18 percent to $5.24 per diluted share from $4.44 per diluted share in 2012.

During 2013, Syntel spent $20.5 million in CAPEX, largely in support of campus infrastructure, and finished the year with cash and short-term investments of $668.9 million. The Company added 23 new clients during the year and ended 2013 with 23,652 employees globally.

Operational Highlights

“I am pleased with the strong execution that drove our fourth quarter and full year results,” said Syntel CEO and President Prashant Ranade. “We will build on these efforts in the coming year as we deepen the relationships we have with our valued customers and forge new relationships that will support our growth over the longer term.”

“Syntel distinguishes itself on the strength and merit of our service capabilities, our domain expertise and our singular focus on serving customers,” said Ranade. “Our flexible and collaborative approach allows us to deliver unique solutions and this makes us a desirable long-term partner.”

“We will continue to invest in our company while fostering customer-centricity as we ready ourselves for future opportunities.”

2014 Guidance

Based on current visibility levels and an exchange rate assumption of 62 Indian Rupees to the dollar, the Company currently expects 2014 revenue of $910 to $940 million and EPS in the range of $5.10 to $5.35.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter and full year 2013 results today on a conference call at 10:00 a.m. (EST). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 27, 2014 by dialing (855) 859-2056 and entering “88510738”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of December 31, 2013, Syntel employed more than 23,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012
Net revenues	$223,287	$187,773	$824,765	$723,903
Cost of revenues	118,169	102,918	460,576	408,919

Gross profit	105,118	84,855	364,189	314,984
Selling, general and administrative expenses	29,759	28,131	96,587	103,044

Income from operations	75,359	56,724	267,602	211,940
Other income (expense), net	9,802	7,280	18,220	27,988

Income before provision for income taxes	85,161	64,004	285,822	239,928
Income tax expense	18,856	14,077	66,164	54,385

Net income	$66,305	$49,927	$219,658	$185,543

Other Comprehensive Income (loss)
Foreign currency translation adjustments	$10,690	$(18,349)	$(64,641)	$(11,910)
Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	1,116	(324)	(6,796)	(1,558)
Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	2,773	513	5,460	916
Reclassification adjustment for gains included in net income	(311)	(623)	(942)	(269)

	2,462	(110)	4,518	647
Defined benefit pension plans:
Net Profit/ (loss) arising during period	281	(1,038)	280	(1,051)
Amortization of prior service cost included in net periodic pension cost	75	8	146	32

	356	(1,030)	426	(1,019)
Other comprehensive income (loss), before tax	14,624	(19,813)	(66,493)	(13,840)
Income tax benefit (expense) related to Other Comprehensive Income (loss)	(951)	382	(1,677)	141

Other comprehensive income (loss), net of tax	13,673	(19,431)	(68,170)	(13,699)

Comprehensive Income	$79,978	$30,496	$151,488	$171,844

Dividend per share	$—	$2.31	$—	$2.49
EARNINGS PER SHARE:
Basic	$1.58	$1.20	$5.26	$4.45
Diluted	$1.58	$1.19	$5.24	$4.44
Weighted average common shares outstanding:
Basic	41,836	41,739	41,791	41,697

Diluted	41,950	41,833	41,882	41,793

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$178,757	$94,622
Short term investments	490,177	326,653
Accounts receivable, net of allowance for doubtful accounts of $2,022 and $2,168 at December 31, 2013 and December 31, 2012, respectively	101,974	86,004
Revenue earned in excess of billings	22,275	11,875
Deferred income taxes and other current assets	49,929	51,736

Total current assets	843,112	570,890
Property and equipment	198,687	204,151
Less accumulated depreciation and amortization	89,082	85,033

Property and equipment, net	109,605	119,118
Goodwill	906	906
Non current Term Deposits with Banks	163	14
Deferred income taxes and other non current assets	43,390	34,908

TOTAL ASSETS	$997,176	$725,836

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$56,308	$49,889
Income taxes payable	19,224	8,873
Accounts payable and other current liabilities	36,661	34,950
Deferred revenue	4,729	4,694
Loans and borrowings	7,363	50,029

Total current liabilities	124,285	148,435
Other non current liabilities	11,970	11,731
Non Current loans and borrowings	138,375	—

TOTAL LIABILITIES	274,630	160,166
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	722,546	565,670

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$997,176	$725,836